EXHIBIT 6

                                    FORM OF
                            DISTRIBUTION AGREEMENT


     Distribution Agreement ("Agreement") made this ______ day of ________, 1997, by and between Monument Series Fund, Inc., a Maryland corporation (the "Company"), on behalf of each of its Portfolios (as hereinafter defined), and Monument Distributors, Inc., a Maryland corporation ("Distributors") (collectively, the "Parties").

     WHEREAS, the Company is registered and intends to operate as an open-end, management investment company under the Investment Company Act of 1940 (the "Act"), and will register shares of each series of shares listed on Schedule A hereto, as the Parties may amend in writing from time to time (each, a "Portfolio"; collectively, the "Portfolios"), under the Securities Act of 1933 (the "1933 Act"), to the extent required thereby; and

     WHEREAS, Distributors, a broker-dealer registered under the Securities Exchange Act of 1934 ("1934 Act") and a member of the National Association of Securities Dealers, Inc. ("NASD"), desires to act as the exclusive principal underwriter of the shares of each Portfolio.

     NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:


     1.   APPOINTMENT OF UNDERWRITER.

     The Company, on behalf of each Portfolio, hereby appoints Distributors as the exclusive principal underwriter and distributor for the sale of the shares of each Portfolio (except for sales made directly by the Company without sales charge) and Distributors hereby accepts such appointment.


     2.   SALE OF PORTFOLIO SHARES.

     2.1 AVAILABILITY OF SHARES. The Company, on behalf of each Portfolio, agrees to deliver such shares as Distributors may sell, in accordance with the terms and conditions set forth herein and the disclosure in the Company's registration statement, as amended from time to time ("Registration Statement").

     2.2 BEST EFFORTS. Distributors agrees to use its best efforts to promote the sale of each Portfolio's shares, but is not obligated to sell any specific number of shares.


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     2.3  REJECTION OR SUSPENSION OF SALES; CORPORATE ACTIONS. Notwithstanding
anything herein to the contrary:

          (a) Distributors may temporarily suspend its efforts to effectuate sales of any Portfolio at any time when in its opinion no sales should be made because of market or other economic considerations or abnormal circumstances of any kind; and

          (b) the Company's Board of Directors ("Board") may, at any time, reject for any reason any order to purchase shares of any Portfolio. In addition, the Board may suspend or terminate the offering of shares of any Portfolio, if such action is required by law, judicial order, or by regulatory authorities having jurisdiction, or if the Board, in its sole discretion, acting in good faith and in light of its fiduciary duties under applicable law, determines that such action is in the best interests of the shareholders of a Portfolio. Further, the Company reserves the right at all times to take any corporate actions, including, but not limited to, the dissolution, merger, and sale of the assets of each Portfolio, solely upon the authorization of its Board.

     2.4 OFFERING PRICE. Distributors shall offer the shares of each Portfolio for sale at the net asset value per share plus a sales charge, if any, all as described in the Company's then effective prospectus and statement of additional information, as each may be amended or supplemented from time to time (collectively, "Prospectus"). On each business day on which the Company is required by Rule 22c-1 under the Act to calculate the net asset value per share of each Portfolio ("Business Day"), the Company shall furnish, or cause to be furnished, to Distributors each Portfolio's then current net asset value per share.

     2.5 MANNER OF OFFERING. Distributors shall offer the shares of each Portfolio for sale in the manner described in the Company's Prospectus, and only in those jurisdictions where they have been properly registered or qualified, or are exempt from registration.

     2.6 SALES COMMISSIONS: INITIAL SALES CHARGE. Distributors shall be entitled to a commission on the sale of the shares of each Portfolio in accordance with Schedule A hereto, as the Parties may amend in writing from time to time ("Schedule A").

     2.7 ORDER AND PAYMENT PROCESSING. Distributors shall immediately transmit any order to purchase shares of a Portfolio to the Company's transfer agent ("Transfer Agent"), and shall immediately pay, or cause to be paid, to the Company's custodian ("Custodian"), for the Company's account on behalf of a Portfolio, an amount in cash equal to the net asset value of such shares. In the event that Distributors pays for shares of each Portfolio sold by Distributors prior to Distributor's receipt of payment from purchasers, Distributors is hereby authorized to reimburse itself for the net asset value of such shares from the offering price of such shares when received by Distributors. Distributors shall accept orders for the purchase of shares of each Portfolio only to the extent of purchase orders actually received and not in excess of such orders. Distributors shall not avail itself of any opportunity of making a profit by expediting or withholding orders.


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     2.8  PURCHASES FOR OWN ACCOUNT.  Distributors  shall not purchase  shares for its own account for purposes of resale to the public. Distributors may purchase such shares for its own investment account upon its written assurance to the Company that the purchase is for investment purposes only and that such shares will not be resold except through redemption by the Company.

     2.9 SALE OF SHARES TO AFFILIATES. Distributors may sell shares of each Portfolio at net asset value to certain of its and the Company's affiliated persons pursuant to the provisions of applicable law, including Rule 22d-1 under the Act, and in accordance with the disclosure in the Company's Prospectus.

     2.10 SELLING GROUP AGREEMENTS. Distributors may, from time to time, effect offers and sales of the shares of each Portfolio through unaffiliated broker-dealers that are registered under the 1934 Act, that are members of the NASD, and that have entered into an appropriate selling group agreement with Distributors, the form of which agreement shall be approved by the Company prior to its implementation. Distributors may allow these broker-dealers such commissions or discounts not exceeding the total sales commission set forth in Schedule A, as it shall deem advisable, so long as any such commissions or discounts are set forth in the Company's Prospectus to the extent required by applicable law.


     3.  REDEMPTION OF PORTFOLIO SHARES.

     3.1 RECEIPT OF REDEMPTION REQUESTS. Distributors shall promptly forward any redemption request to the Company's Transfer Agent each Business Day.

     3.2 CASH REDEMPTIONS. Subject to paragraph 3.3, below, the Company shall effect any redemption request for full or fractional shares of each Portfolio in cash at the net asset value per share next computed on each Business Day, adjusted for a deferred sales charge, if any.

     3.3 REDEMPTIONS IN KIND. Notwithstanding anything herein to the contrary, subject to compliance with the provisions of Section 18(f) of the Act, the Company reserves the right to effect all or a portion of a redemption request for shares of each Portfolio by payment in kind of portfolio securities, if the Company's Board determines that it would be detrimental to the best interests of the shareholders of a Portfolio to make a redemption wholly in cash.

     3.4 SALES COMMISSIONS: DEFERRED SALES CHARGE. Distributors shall be entitled to a sales commission upon the redemption of the shares of each Portfolio in accordance with Schedule A.

     3.5 DELAY IN PAYMENT OF REDEMPTION PROCEEDS; SUSPENSION OF REDEMPTION. The Company, on behalf of each Portfolio, shall have the right to delay the payment of redemption proceeds, and to suspend the redemption of shares of the Portfolio, pursuant to the conditions set forth in the Prospectus.


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     4.   ALLOCATION OF EXPENSES.

     Except as set forth herein, each Party shall bear all expenses of fulfilling its duties and obligations under this Agreement; provided, however, that Distributors shall bear the expenses of any activity that may be attributable to the Company or a Portfolio as primarily intended to result in the sale of Portfolio shares.


     5.   MARKETING MATERIALS.

     5.1 PREPARATION, PRINTING, AND DISTRIBUTION. Distributors shall have the responsibility for preparing, printing, and distributing, at its sole cost, all marketing materials to be used in connection with the offer and sale of the shares of each Portfolio. As used herein, "marketing materials" shall mean any "advertisement" or "sales literature," as those terms are defined in
Section 2210(a) of the NASD's Conduct Rules, as amended from time to time, and shall include any so-called "dealer only" materials, as well as any Prospectuses, periodic reports to shareholders ("Reports"), and other materials sent to persons other than the then current shareholders of each Portfolio (except that the Company shall bear the cost of preparing any Prospectuses, Reports, and other materials specified in paragraph 6.3, below).

     5.2 COMPANY APPROVAL. Distributors shall submit definitive copies of all marketing materials to the Company for its approval, which shall not be unreasonably withheld, at least five (5) business days prior to their first use. The Company shall be deemed to have granted its approval of such marketing materials unless it objects within such five (5) business day period.

     5.3 REGULATORY APPROVALS. Distributors shall, to the extent required, file in a timely manner all marketing materials with the NASD, the Securities and Exchange Commission ("SEC"), or any other regulatory body, as appropriate, and shall obtain any necessary approval of these regulatory bodies of any marketing materials.


     6.   NON-MARKETING MATERIALS.

     6.1 SHAREHOLDER CORRESPONDENCE. Distributors shall be responsible for preparing, printing, and distributing, at its sole cost, or causing the same to be done, all correspondence with shareholders in its capacity as principal underwriter, except for correspondence prepared, printed, and distributed by Distributors at the Company's request. Distributors shall, from time to time, make such correspondence available to the Company for review upon request.

     6.2 CONFIRMATIONS. Distributors, at its sole cost, shall be responsible for preparing, printing, and distributing in a timely manner, or causing the same to be done, confirmations of shareholder transactions required to be delivered to shareholders pursuant to applicable law. Notwithstanding the foregoing, the Company may retain the services of a transfer agent, which services may include the delivery of confirmations of shareholder transactions.


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     6.3  PROSPECTUSES,  REPORTS, ETC. The Company, at its sole cost, shall be responsible for preparing, printing, and distributing, or causing the same to be done, all Prospectuses, Reports, proxy materials, and other documents required by applicable law to be provided to shareholders of each Portfolio, and for filing such materials with the NASD, SEC or any other regulatory body, as appropriate, and shall obtain any necessary approval of these regulatory bodies of these materials.

     6.4 DISTRIBUTORS APPROVAL. The Company shall provide Distributors with definitive copies of all documents enumerated in paragraph 6.3 above for Distributors' prior approval, which shall not be unreasonably withheld at least five (5) business days prior to their first use. Distributors shall be deemed to have granted its approval of such materials unless it objects within such five (5) business day period.


     7.   CONDUCT OF BUSINESS.

     7.1 GENERAL. Distributors shall be subject to the direction and control of the Company in the sale of the shares of each Portfolio. In selling Portfolio shares, Distributors shall comply in all respects with the requirements of all federal and state laws and regulations and the regulations of the NASD, relating to the sale of the shares of each Portfolio. Neither Distributors nor any other person is authorized by the Company to give any information or to make any representations, other than those contained in the Company's Registration Statement or Prospectus, and any marketing materials authorized by responsible officers of the Company.

     7.2 INDEPENDENT CONTRACTOR. Distributors shall undertake and discharge its obligations hereunder as an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company or any Portfolio in any way and shall not be deemed to be an employee of the Company.

     7.3 NON-EXCLUSIVE SERVICES. Distributors' services pursuant to this Agreement shall not be deemed to be exclusive, and Distributors may render similar services and act as an underwriter, distributor or dealer for other investment companies in the offering of their shares, consistent with the best efforts obligations to each Portfolio set forth herein.


     8.   INDEMNIFICATION.

     8.1 GENERAL. Distributors shall indemnify and hold harmless the Company and each of its Directors and officers (or former Directors and officers) and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, "Indemnitees") against any loss, liability, claim, damage, or expense (including the reasonable cost of investigating and defending against the same and any counsel fees reasonably incurred in connection therewith) incurred by any Indemnitee under the 1933 Act or under common law or otherwise, which arise out of or are based upon:


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          (a)  any  untrue or alleged  untrue  statement  of a  material  fact contained in information furnished to the Company by Distributors for use in the Company's Registration Statement, Prospectus, Reports or other documents sent to its shareholders,

          (b) any omission or alleged omission to state a material fact in connection with information furnished to the Company by Distributors for use in the Company's Registration Statement, Prospectus, Reports or other documents sent to its shareholders, which fact is required to be stated in any of such documents or necessary to make such information not misleading,

          (c) any misrepresentation or omission or alleged misrepresentation or omission to state a material fact on the part of Distributors or any agent or employee of Distributors or any other person for whose acts Distributors is responsible, unless such misrepresentation or omission or alleged misrepresentation or omission was made in reliance on written information furnished by the Company, or

          (d) the willful misconduct or failure to exercise reasonable care and diligence on the part of Distributors or any agent or employee of Distributors or any other person for whose acts Distributors is responsible with respect to services rendered under this Agreement. This indemnity provision, however, shall not operate to protect any officer or Director of the Company from any liability to the Company or any shareholder by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties.

     8.2 LIMITATIONS; NOTICE OF CLAIM; ASSUMPTION OF DEFENSE. In case any action shall be brought against any Indemnitee, Distributors shall not be liable under its indemnity agreement contained in paragraph 8.1, above, with respect to any claim made against any Indemnitee, unless the Indemnitee shall have notified Distributors in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon the Indemnitee (or after the Indemnitee shall have received notice of such service on any designated agent), but failure to notify Distributors of any such claim shall not relieve it from liability to the Indemnitees against whom such action is brought otherwise than on account of paragraph 8.1, above. Distributors shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but if Distributors elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to the Indemnitees that are defendants in the suit. In the event Distributors elects to assume the defense of any such suit and retain such counsel, the Indemnitees that are defendants in the suit shall bear the fees and expenses of any additional counsel retained by them, but, in case Distributors does not elect to assume the defense of any such suit, Distributors will reimburse the Indemnitees that are defendants in the suit for the reasonable fees and expenses of any counsel retained by them. Distributors shall promptly notify the Company of the commencement of any litigation or proceedings in connection with the issuance or sales of the Company's shares.


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     9.   TERM AND TERMINATION.

     9.1 TERM. This Agreement shall become effective as of the date first above written and shall remain in force until ____________, 1999, and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Board of Directors, or by the vote of a majority of the outstanding voting securities of each Portfolio, cast in person or by proxy, and (ii) a majority of those Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, the Board of Directors may, from time to time, establish a new effective date for the continuance of this Agreement with respect to any Portfolio, provided that such new effective date precedes the then current termination date of this Agreement.

     9.2 TERMINATION. This Agreement may be terminated at any time without the payment of any penalty, by the Board of Directors, by vote of a majority of the outstanding voting securities of a Portfolio, or by Distributors on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.


     10.  DEFINITIONS.

     As used herein the terms "net asset value," "offering price," "investment company," "open-end management investment company," "assignment," "principal underwriter," "interested person," "affiliated person," and "majority of the outstanding voting securities" shall have the meanings set forth in the 1933 Act or the Act, and the rules and regulations thereunder. Nothing herein contained shall require the Company to take any action contrary to any provision of its Articles of Incorporation, By-Laws, or any applicable statute or regulation.


     11.  NOTICES.

     Any notice under this Agreement shall be in writing, addressed and delivered, or mailed postage prepaid, to the other party at such address as the other party may designate for the receipt of notices. Until further notice to the other party, it is agreed that the address of both the Company and Distributors shall be 8377 Cherry Lane, Laurel, Maryland 20707.


     12.  CONFIDENTIALITY.

     Distributors shall not disclose or use any records or information obtained pursuant to this Agreement, pursuant to its relationship with the Company, or in the course of discharging its obligations hereunder, in any manner whatsoever except as expressly authorized by this Agreement or in a writing by the Company, or as expressly required by applicable federal or state regulatory authorities.


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     13.  APPLICABLE LAW.

     This Agreement shall be governed by the laws of the state of Maryland, without giving effect to the conflict of laws provisions thereof, and shall be construed to promote the operation of the Company as an open-end management investment company.


     14.  PARTIES TO COOPERATE.

     The Company and Distributors agree to fully cooperate with each other in assuring compliance under this Agreement with all federal and state laws and regulations.


                       ---------------------------------


     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

                                        THE MONUMENT SERIES FUND, INC.


                                        By:___________________________________




Attest: ____________________________




                                        MONUMENT DISTRIBUTORS, INC.


                                        By:___________________________________




Attest: ____________________________


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                                  SCHEDULE A

     This Schedule A is an integral part of the Agreement to which it is attached. Capitalized terms used herein have the same meaning as given to them in the Agreement, except as otherwise noted. This Schedule A sets out the names of the Portfolios covered by the Agreement and the compensation of Distributors for the services rendered with respect thereto.


 NAMES OF PORTFOLIOS
 -------------------
 Washington Area Growth Fund
 Washington Area Aggressive Growth Fund


COMPENSATION

     For its services rendered pursuant to the Agreement, Distributors shall be entitled to receive, as full compensation therefor, the following sales commissions (subject to any scheduled variations or eliminations of commission as set forth in the Company's Prospectus):

INITIAL SALES CHARGE (as a percentage of offering price)
     o    applicable to purchase payments through $50,000............................  1.25%

     o    applicable to purchase payments greater than $50,000 through $100,000......  1.00%

     o    applicable to purchase payments greater than $100,000 through $1 million...  0.75%

     o    applicable to purchase payments greater than $1 million....................  0.50%

DEFERRED SALES CHARGE (as a percentage of offering price)
     o     applicable to shares held for less than 12 months.........................  1.25%

     If shares of a Portfolio are tendered to the Company for redemption or repurchase within seven (7) business days after Distributors' acceptance of the original purchase order for such shares, Distributors shall immediately return to the Company the full sales commission (net of any allowances to brokers or dealers) allowed to Distributors on the original sale, and shall promptly, upon receipt thereof, pay to the Company any reallowance from brokers or dealers of the balance of the sales commission reallowed by Distributors. The Company shall notify Distributors of such tender for redemption within 10 days of the day on which the Company receives notice of such tender for redemption.


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